             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
             ___________________________________________________


The Board of Directors
Infinity Broadcasting Corporation:


We consent to incorporation by reference in the registration statements No. 33-45977, No. 33-56938, No. 33-55577 and No. 33-55477 on Form S-8 of Infinity
Broadcasting Corporation of our report dated January 31, 1995, relating to the consolidated balance sheets of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1994, and related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of Infinity Broadcasting Corporation.



                                           KPMG PEAT MARWICK LLP

New York, New York.
March 30, 1995
